Exhibit 99.1

PRESS RELEASE

CONTACT:

ZAIS Investor Relations

732-450-7440

ZAIS GROUP HOLDINGS, INC. ANNOUNCES MANAGEMENT CHANGES

Red Bank, NJ – January 5, 2018 – ZAIS Group Holdings, Inc. (“ZGH”) announced today that Michael Szymanski has tendered his resignation as Chief Executive Officer, President and a Director and that the ZGH Board of Directors has elected Daniel Curry to succeed Mr. Szymanski in these positions. Mr. Szymanski’s resignation is effective as of the close of business on January 5, 2018 and the election of Mr. Curry is effective as of January 8, 2018.

In a letter of resignation submitted to the ZGH Board of Directors, Mr. Szymanski stated that his decision was in light of the Company’s previously announced decision to pursue discussions with Christian Zugel which would result in taking the Company private through a proposed cash merger. The Company stated that such discussions between Mr. Zugel and the Special Committee of the Board of Directors are continuing. There is no assurance that an agreement to take the Company private will be reached.

Mr. Curry previously served as President and CEO of DBRS Group, an independent, privately held, credit rating agency. Prior to his service at DBRS, Mr. Curry served as a Managing Director at Moody’s on the Corporate Ratings team. Mr. Curry is a member of Z Acquisition LLC, the entity formed by Christian Zugel for purposes of his offer to take the Company private.

Mr. Szymanski stated: “I fully support the ongoing efforts to reach agreement on a going private transaction and I feel this is the right time for me to move on. It has been a privilege to have served the Company as it achieved a number of milestones for our clients, shareholders and employees. I especially want to thank Christian Zugel, as well as our Board of Directors, for their support over the years.”

Mr. Zugel stated: “We thank Mike for his service and his contributions and wish him well. We look forward to working with Dan Curry, who brings great leadership skills and experience to ZAIS as we move to our next phase.”

ABOUT ZAIS GROUP HOLDINGS, INC.

ZAIS (NASDAQ: ZAIS) owns a majority interest in, and is the managing member of ZAIS Group Parent, LLC (“ZGP”). ZGP is the sole member of ZAIS Group, an investment advisory and asset management firm focused on specialized credit strategies with approximately $4.144 billion of assets under management as of September 30, 2017. Based in Red Bank, New Jersey with operations in London, ZAIS Group employs professionals across investment management, client relations, information technology, analytics, finance, law, compliance, risk management and operations. To learn more, visit www.zaisgroupholdings.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are generally identified by the use of words such as "outlook," "believe," "expect," "potential," "continue," "may," "will," "should," "could," "would," "seek," "approximately," "predict," "intend," "plan," "estimate," "anticipate," "opportunity," "pipeline," "comfortable," "assume," "remain," "maintain," "sustain," "achieve" or the negative version of those words or other comparable words.  These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to: the inability of the Company to realize the benefits of its Business Combination with HF2 Financial Management Inc., which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably, and retain its management and key employees; the outcome of any legal proceedings that may be instituted against the Company or others following completion of the Business Combination; the inability to continue to be listed on the NASDAQ Stock Market; the risk that the Business Combination disrupts current plans and operations of the Company; costs related to the Business Combination; changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; the relative and absolute investment performance of advised or sponsored investment products; the availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; conditions in the market for mortgage-related investments; the impact of capital improvement projects; the impact of future acquisitions or divestitures; the impact, extent and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to the Company; terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and the Company; the ability to attract and retain highly talented professionals; the impact of changes to tax legislation and, generally, the tax position of the Company; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K  filed on March 24, 2017 and other reports filed by the Company with the Securities and Exchange Commission (the “SEC”), copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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